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                                                                    Exhibit 10.5

June 26, 2000

Mr. William Gollan
[ADDRESS]

Dear Bill:

This letter confirms our recent conversations concerning your relinquishing your duties as Senior Vice President of EarthWeb Inc., and sets forth the agreement that has been reached between EarthWeb Inc., including its subsidiaries, divisions, affiliates, predecessors, successors and assigns and its past and present officers, directors, shareholders, counsel, employees, agents, administrators, representatives, insurers or fiduciaries in their individual and/or representative capacities (collectively referred to as the "Company") and you regarding your separation from the Company.

1. (a) For the period from June 30, 2000 through December 31, 2000 (the "Six-Month Period"), you will continue to provide such services as are necessary and appropriate to effect a smooth transition of your responsibilities. You will continue to advise the Company, provide transitional services to the Company and be available to the Company on an on-call basis during reasonable business hours. Reasonable business travel to New York or Boston may be required during this period, with any travel to other locations to be mutually agreed upon by you and the Company. The Company will not interfere with your efforts to obtain additional employment at any time after June 30, 2000 provided such employment would otherwise be in compliance with the terms outlined herein.

     (b) Upon August 1, 2000, you will submit a written turn-over report detailing the status of any projects then in progress or planned in which you are involved. You will also work with the Company to put together a plan for transitioning your responsibilities.

     (c) For the period from January 1, 2001 through March 31, 2001 you will be available for nine hours per month to provide transition-related services to the Company.

     (d) Upon termination of your employment on March 31, 2001, you will return all equipment, materials and records of the Company which are then in your possession and repay any advances from the Company that may be then outstanding. Any expenses for which you are entitled to be reimbursed under the Company's expense reimbursement policy will be reimbursed in accordance with the Company's standard policies and procedures.

2. Provided that you abide by the terms of this Agreement and in consideration for the covenants and agreements herein contained, the Company will:

     i. pay you your current base salary for the Six-Month period through December 31, 2000 in twelve (12) semi-monthly installments, less applicable withholding deductions;
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     ii.  pay you $26,875, as your incentive bonus for the first half of 2000, when and as due in accordance with the Company's standard policies and procedures;

     iii. pay you a lump sum on March 31, 2001 of $ 53,750, less applicable withholding deductions in accordance with the Company's standard pay practices (all Company dental, vision, health and life insurance and 401K benefits will be available to you through March 31, 2001);

     iv. pay you a lump-sum bonus on June 30, 2001 of $ 53,750, less applicable withholding deductions in accordance with the Company's standard pay practices;

     v. during the period through March 31, 2001, you would continue to vest in the following previously granted options: Grant No. 96-22 NQ (9/1/97), Grant No. 96-47 NQ (11/4/97), and Grant No. 96-57 ISO
          (1/30/98). In addition, 1,173 PSOs previously granted to you pursuant to Grant No. 96-57PA NQ (11/30/98) would vest upon the earlier to occur of the successful launch of the ATG Dynamo Project as determined for the rest of EarthWeb's team working on this Project (currently anticipated to be July 25, 2000) or March 31, 2001; and

     vi. grant you 7,500 PSOs that would be granted in the next company-wide option grant and would vest upon the delivery of the transition report referenced above and satisfaction of certain mutually agreed-upon objective transition-related performance goals based on action items identified by you in the report for completion by December 31, 2000; provided that the foregoing is, in all events, conditioned upon your full compliance with the terms set forth in this agreement.

     vii. grant you access to a Company cell phone, a Company notebook computer, and access to the Company's email and voicemail systems through March 31, 2001.

3. With respect to your options, you would agree not to sell more than 10,000 shares in any one day.

4. For a period of three years from the date hereof, you may direct reasonable inquiries for references to either Jack Hidary or Peter Derow, who will indicate that many of your responsibilities with the Company were in many respects the functional equivalent of chief operating officers of other companies and explain that titles used at EarthWeb were different than at other companies.

5. As a key senior executive of the Company, you have been intimately involved in the management of the business of the Company and in planning and implementing its business strategies. In the course of your long employment with the Company, you have developed special skills, knowledge and abilities in the Internet field which are of a uniquely personal nature.
     You have also acquired detailed knowledge of the internal operations of the Company and its business and possess highly confidential information concerning both the U.S. and non-U.S. business activities of the Company.
     In addition, you have been afforded the opportunity to develop special relationships of confidence and trust with the customers, suppliers,
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Bill Gollan                      June 26, 2000                            Page 3
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     consultants, employees, officers and directors of the Company.

     (a) The parties acknowledge and agree that the Company would be unfairly and irreparably damaged if you were to take any of such skills, knowledge, information or relationships, which you have acquired and developed during the course of your employment with the Company, and use them to the detriment of the Company, and therefore the provisions of this paragraph 5(a) are reasonable, appropriate and necessary for the protection of the Company's properties, investments, business relationships, economic advantages and good will. Accordingly, you hereby agree that:

          i. Through December 31, 2000, and for a 1-year period thereafter, you will not, without the Company's prior written consent, directly or indirectly hold an ownership interest in, provide financing for, control, manage or operate, or participate in the ownership, control, management or operation of, or render services in the capacity of any employee, freelancer, consultant, agent, independent sales representative or a similar capacity to or for the benefit of any publication, product or service which is competitive with (1) any product or service of the Company or
               (2) any product or service which the Company has a bona fide plan to launch within the next 12 months, which plan or intention you have actual knowledge of before engaging in any of the above activities. Notwithstanding anything to the contrary contained herein, you shall not be deemed to have breached the provisions hereof solely by reason of your ownership of an equity interest of less than one-half of one percent (0.5%) in the securities of a publicly traded competitive business or an interest in a mutual or other investment fund which owns an interest in a competitive business, provided that you have no influence or control over such fund's investment decisions.

          ii. Through December 31, 2000, and for a 1-year period thereafter, you will not, without the Company's prior written consent, on your own behalf or on behalf of any other person or entity, (1) solicit the service of or employ any employee of the Company for your own benefit or the benefit of any person or entity other than the Company; (2) induce or help to induce any such employee to leave employment with the Company for any reason; or (3) employ or cause any other person or entity to employ any former employee of the Company whose resignation from the Company occurred less than six months prior to such employment by you or such other person or entity. This provision shall not apply to Peter Gollan or Jason Gollan. You may seek a waiver of any provisions of this section in writing from the Company.

          iii. Through December 31, 2000, and for a 1-year period thereafter, you will not, without the Company's prior written consent, (1) induce or attempt to induce any customer, supplier or contractor of the Company to terminate or materially diminish any agreement or arrangement with the Company; or (2) induce or attempt to induce any customer, supplier or contractor, or any potential customer, supplier or contractor of the Company not to enter into any agreement or arrangement with the Company.

          iv.  You will not at any time, either during and after your employment, disclose, communicate or divulge, or use for your benefit or the benefit of any third party, any of
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Bill Gollan                      June 26, 2000                            Page 4
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               the trade secrets or other confidential or proprietary
               information and materials of the Company, including, solely by way of illustration but not of limitation, its business strategies, business plans, budgets, pricing, financial data, confidential reports, personnel records, credit and financial data concerning is suppliers or its present and prospective customers, data about competitors, new product-development initiatives, customer research and new product or service ideas. Once your employment has terminated, you will not retain copies of any confidential information or materials of the Company in any form, whether print, electronic or otherwise.

          v. You will not willfully make any oral or written statement which reflects adversely upon the character, honesty, credit, efficiency or business practices of the Company or its former or current stockholders, directors, officers or employees in their capacities as such.

          vi. Both during and after your employment with the Company you will, if requested by the Company from time to time, provide information, testimony and assistance in connection with the prosecution of any rights or claims by the Company and the defense of any claims against the Company arising out of matters of which you acquired knowledge while an employee of the Company. You agree to make yourself available for such purpose at such times as the Company may reasonably request and as do not unreasonably interfere with your other business activities or commitments.

          vii. For a period of 1-year after December 31, 2000, you will make yourself available to the Company and its designated representatives for consultation with respect to the past business and affairs of the Company by telephone or in person at such times as the Company may reasonably request and as do not unreasonably interfere with your other business activities or commitments.

          viii. You will not willfully take any action materially adverse to the interests of the Company, even if such action is in technical compliance with the other provisions of this letter, but shall at all times conduct yourself in the same manner and with the same degree of loyalty to the Company as if you were still an employee and officer of the Company.

     (b) You will keep this letter strictly confidential and, except as may be required by law, you agree not to disclose it or any of its terms or conditions to any person other than your legal counsel and financial advisors to whom disclosure is necessary to effectuate the purposes of your consulting with such advisors, provided that they are informed of the confidentiality agreement herein and agree to be bound by it. For purposes of the restrictions in this agreement that relate to non-competition and non-solicitation, you may provide a summary description or excepts of those provisions of the agreement to a prospective employer, provided it is informed of the confidentiality agreement herein and agrees to be bound by it. In the event that any court or agency of competent jurisdiction shall require this Agreement to be filed with it, you and the Company shall request that the Agreement be filed and maintained under seal.

6.   To the extent requested by you in writing, the Company will provide you with reasonable
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Bill Gollan                      June 26, 2000                            Page 5
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     informational support (i.e., non-confidential information, records or documentation, but no financial or monetary support) in connection with any litigation involving you that arises out of matters relating to EarthWeb's employment of Mike Healy.

7. You hereby fully release and discharge the Company and its successors and assigns from any and all claims, liabilities, obligations, damages, losses, costs and expenses, known and unknown, suspected or unsuspected, which you have, have had or may hereafter have arising out of your employment with the Company, the termination thereof or your compensation in connection therewith (other than obligations created by, acknowledged in or arising from this agreement), and you hereby waive any and all rights to assert against the Company and its successors and assigns, any such claims, including, without limitation, claims of discrimination (whether based on race, religion, national origin, sex, sexual orientation, age, marital status, veteran status, handicap, physical or mental disability, or any other cause), wrongful discharge, emotional distress, defamation, breach of contract, breach of covenant of good faith and fair dealing, claims for wages, bonuses, vacation or sick pay or other benefits, and violation of any local, state or federal law or regulation. You specifically waive any and all rights and claims arising under the federal Age Discrimination in Employment Act of 1967 (although such waiver does not apply to rights or claims that may arise after the date this Agreement is executed).

8. You acknowledge and agree that, except as expressly provided herein, you will be entitled to no further employment with the Company, and, except for the foregoing, you are not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company, and that no representations or promises to the contrary have been made to you.

9. This letter sets forth our entire agreement with respect to the subject matter thereof and supersedes all prior written or oral agreements between you and any representative of the Company on that subject. No provision of this agreement may be modified or waived except in a writing signed by the party against whom the enforcement of any such modification or waiver is sought. If any provision of this agreement is prohibited or invalid under any law, such provision shall be ineffective to the extent of any prohibition or invalidity, without invalidating the remainder of such provision or the other provisions of this agreement. This agreement will bind and benefit both parties and their respective heirs, executors, administrators, successors and assigns. This agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its rules regarding choice or conflicts of laws.

10. You acknowledge that you have read and understand this agreement; that you have signed it voluntarily and without coercion; and that the waivers you have made in this agreement have been made with full appreciation that you will be foreclosed from pursuing the rights so waived. You agree that if you assert or attempt to assert any claims or rights so waived, you will pay all costs incurred by the Company or its employees, including reasonable attorneys' fees and disbursements, in defending against such claims.

For a period of seven (7) days following the execution of this agreement, you may revoke the agreement by delivering written notice of revocation to the Company's Vice President of Human Resources at 3 Park Avenue, New York, NY. This agreement will not become effective or enforceable until the 7-day revocation period has expired. If the 7-day revocation period expires
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Bill Gollan                      June 26, 2000                            Page 6
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without you having revoked the agreement, the agreement becomes effective as of the date executed by both parties. If you revoke the agreement, the Company will not be bound by the terms set forth above. You understand that your acceptance of any of the payments or benefits described herein at any time more than seven
(7) days after you sign this agreement and release confirms that you did not revoke your consent to this agreement and release and therefore that it is fully effective and enforceable.

Bill, if the above accurately reflects our agreement on this matter, please sign the attached duplicate of this letter in the space provided below and return it to me.

Sincerely,

EARTHWEB INC.


By:
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        Jack D. Hidary
        CEO & President

AGREED AND ACCEPTED:


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William Gollan                         Date